EXHIBIT (n)

Rule 18f-3 Plan

Sit U.S. Government Securities Fund, Inc.

Multiple Class Plan

This Multiple Class Plan (“Plan”) dated January 1, 2020 is adopted by Sit U.S. Government Securities Fund, Inc. (the “Fund”) a Minnesota Corporation and the issuer of the shares of common stock representing an open-end management investment company with respect to the classes of shares (individually a “Class” and together “Classes”) of the Fund set forth in Exhibit A.

1.	Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), so as to allow the Fund to issue more than one Class of shares in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences
a)	Designation of Classes: The Fund offers two Classes of shares: Class S shares and Class Y shares.

b)

Class Characteristics: Each class of the Fund’s shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth in this Plan. The basic characteristics of each Class are:

i)	Class Y Shares:

•

Class Y shares are offered for sale at net asset value per share and are subject to a supervisory and administrative fee that may be less than the supervisory and administrative fee charged to other class of shares.

ii)	Class S Shares:

•	Class S shares are comprised of the original class of shares offered by the Fund since its inception; and

•

Class S shares are offered for sale at net asset value per share and are subject to a supervisory and administrative fee that may be more than the supervisory and administrative fee charged to other class of shares.

c)	Minimum Investment Amounts: The applicable minimum initial investment for each Class of the Fund is set forth in the Fund’s prospectus and Exhibit A.

d)

Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders. Shareholders of the Fund will vote in the aggregate and not by Class except (i) as otherwise expressly required by law or when the Board of Directors of the Fund determines that the matter to be voted upon affects only the interests of the shareholders of a particular Class, and (ii) with respect to matters related to any shareholder servicing plan or distribution plan adopted by the Board of Directors of the Fund with respect to such Class.

3.	Fees and Expense Allocations
a)	Fees: Each Class may have a different arrangement for shareholder and distribution services.

b)	Expense Allocations: Pursuant to the Supervision and Administration Agreement by and between the Fund and Sit Investment Associates, Inc. (“SIA”) dated January 1, 2020,

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SIA bears all of the Fund’s expenses except for investment advisory and management service fees provided for under the Investment Management Agreement by and between the Fund and SIA, supervisory and administrative fees provided for under the Supervision and Administration Agreement, extraordinary expenses (as so designated by a majority of the directors of the Fund, including a majority of said directors who are not “interested persons” of the Fund or of SIA, as defined in the Investment Company Act of 1940, as amended), interest, brokerage commissions and other transaction charges relating to the Fund’s investing activities. Expenses not borne by SIA may be attributable to a particular Class of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

c)	Waiver: The Fund’s Adviser may agree to waive the fees and/or reimburse the Class Expenses of any Class.
4.	Conversion Features

Class Y shares of the Fund will be converted into Class S shares of the Fund, and Class S shares of the Fund will be converted into Class Y shares of the Fund at such time and under such circumstances as set forth in the then current prospectus for the applicable Class.

5.	Effectiveness and Amendment

This Plan shall become effective with respect to each Class, to the extent required by Rule 18f-3, after approval by a majority vote of: (i) a Fund’s Board of Directors; and (ii) the members of the Fund’s Board of Directors who are not interested persons of such Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan. Any material amendment to this Plan with respect to a Class must be approved by a majority of the Fund’s Board of Directors, including a majority of the Directors who are not interested persons of the Fund, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

6.	General

On an ongoing basis, the Board of Directors will monitor this Plan for any material conflicts between the interests of the Classes of Shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Fund’s Adviser will be responsible for alerting the Board of Directors to any material conflicts that may arise.

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Sit U.S. Government Securities Fund

Multiple Class Plan

EXHIBIT A

	Minimum Investment Regular Account	Minimum Investment IRA Account

Class S	$5,000	$2,000

Class Y	$1,000,000	$1,000,000